As filed with the Securities and Exchange Commission on September 28, 2018

Registration No. 333-226441

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALTIMMUNE, INC.

(Exact name of registrant as specified in its charter)

Delaware	2836	20-2726770
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

910 Clopper Road, Suite 201S

Gaithersburg, Maryland 20878

(240) 654-1450

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William Enright

President and Chief Executive Officer

910 Clopper Road, Suite 201S

Gaithersburg, Maryland 20878

(240) 654-1450

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ori Solomon, Esq. Stuart Bressman, Esq. Proskauer Rose LLP One International Place Boston, MA 02110-2600 (617) 526-9600	John D. Hogoboom Lowenstein Sandler LLP 1251 Avenue of the Americas New York, New York 10020 (212) 262-6700

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ 333-226441

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act . ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Post-Effective Amendment No. 1 (this “Amendment”) relates to the Registrant’s Registration Statement on Form S-1 (File No. 333-226441), as amended, declared effective on September 27, 2018 by the Securities and Exchange Commission. The Registrant is filing this Amendment for the sole purpose of replacing Exhibits 4.3 and 4.4 to the Registration Statement. This Amendment does not modify any provision of Part I or Part II of the Registration Statement other than Item 16(a) and the Exhibit Index of Part II as set forth below.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and financial statement schedules

(a) Exhibits

Exhibit Number	Exhibit

4.3	Form of Pre-funded Warrant

4.4	Form of Warrant

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gaithersburg, State of Maryland, on September 28, 2018.

ALTIMMUNE, INC.

By:	/s/ William Enright
William Enright President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William Enright William Enright	President, Chief Executive Officer and Director (Principal Executive Officer)	September 28, 2018

/s/ William Brown William Brown	Acting Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 28, 2018

* Mitchel Sayare, Ph.D.	Executive Chairman of the Board, Director	September 28, 2018

* David Drutz, M.D.	Director	September 28, 2018

* John Gill	Director	September 28, 2018

* Philip Hodges	Director	September 28, 2018

Wayne Pisano	Director	September 28, 2018

* Klaus Schafer, M.D.	Director	September 28, 2018

*By: /s/ William Enright William Enright Attorney-in-fact